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                                                                    EXHIBIT 21.1

                          ASCEND COMMUNICATIONS, INC.

                  SUBSIDIARIES OF ASCEND COMMUNICATIONS, INC.



(a) Ascend Foreign Sales Corporation

(b) Ascend Credit Corporation

(c) Ascend Communications Europe Limited (England)

(d) Ascend Communications France SarL

(e) Ascend Communications Japan KK

(f) Ascend Communications Pty. Limited (Australia)

(g) Ascend Communications GmbH (Germany)

(h) Ascend Communications (HK) Limited (Hong Kong)

(i) Ascend Communications Canada Ltd.

(j) Ascend Communications Pte. Ltd. (Singapore)

(k) Ascend Communications Benelux (Belgium)

(l) Ascend Communications Nordic AB (Sweden)

(m) Ascend Communications S.r.l. (Italy)